Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56918 and 333-104787 on Form S-3, and 333-63101, 333-71990, 333-71992, 333-81134, and 333-93193 on Form S-8 of WPS Resources Corporation, and Registration Statement Nos. 333-97053 and 333-115405 of Wisconsin Public Service Corporation on Form S-3 of our report dated June 23, 2004, appearing in this Annual Report on Form 11-K of Wisconsin Public Service Corporation Employee Stock Ownership Plan for the year ended December 31, 2003.

/S/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
June 23, 2004